ANYTHING  INTERNET  ANNOUNCES  TOP  MANAGEMENT  CHANGE

Adds  New  Directors  and  Retains  Business  Consultant

Colorado Springs, Colorado -- October 20, 1999 -- Anything Internet Corporation (OTC Bulletin Board - ANYI) announces that its Board of Directors has received and accepted the immediate resignations of its President, Chief Executive Officer and Board member, J. Scott Sitra, and Secretary and Director, Cameron B. Yost. Following Mr. Sitra's resignation the Board commenced a search for an outside President and CEO capable of executing the Company's business plan and building shareholder value. The Board also appointed Lawrence A. Stanley and Karen Sebastiani as Directors, and retained business consultant William H. Kroske, Ph.D.

During the interim the positions of President and CEO will be jointly shared by co-founder Robert C. Schick, currently the Company's Chief Technology Officer, and Mr. Stanley, a new Board member.

Mr. Stanley is currently the President and founder of Stanley Accounting Services, a full-service accounting firm delivering complete computerized financial planning and reporting, including tax consulting, to small businesses and entrepreneurs. Prior to starting Stanley Accounting, Mr. Stanley was involved in the founding, purchasing and sale of several small businesses. Prior to getting involved in his entrepreneurial pursuits, Mr. Stanley served as the president of Kaman Instrumentation Corporation, a $14 million division of Kaman Corporation (NASDAQ: KAMNA). Before joining Kaman Instrumentation, Mr. Stanley worked as the Controller at the Environmental and Process Instruments division of Bendix Corporation, a $50 million manufacturer of scientific instruments. Previously Mr. Stanley served as the chief accountant at Sprague Electric Company, a $150 million manufacturer of electronic components.

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Mr.  Stanley  commented,  "I  am  pleased to accept my new positions at Anything
Internet and look forward to working with the founders as well as new and future members of Management to capitalize on the opportunities in front of us. This is an exciting time to be involved in the Internet and e-commerce, and this company has developed the technology and processes necessary to profit from the phenomenal growth in the Internet. Over the coming days we will be making a series of announcements and communicating our plans for generating a profit from the Internet to our shareholders."

Mrs. Sebastiani is currently the proprietor of Sebastiani's, a gourmet grocery, delicatessen and bistro voted the best gourmet store in Colorado Springs by the Gazette newspaper. Concurrently, Mrs. Sebastiani is the Business Manager at DoubleCase Corporation. Prior to her current pursuits, Mrs. Sebastiani was a co-founder of San Francisco International Cheese Imports, where she was a general manager and oversaw all financial aspects of the company, including the buying and selling of foreign money futures, and was involved in the eventual sale of the company after building sales to more than $8 million annually.

Mrs. Sebastiani stated, "It is my pleasure to join the Board of Directors at Anything Internet and to be a part of this opportunity. I intend to work with the Board and Management to develop new sales and marketing strategies and integrate new high margin products and offerings to the Internet sites."

Mr. Kroske is a highly sought after seasoned business consultant and marketing development specialist with over 20 years of multi-industry experience. He has successfully built and sold two multi-million dollar businesses and provided business growth consultation to several others. Mr. Kroske has held the position of President with SportsStar Marketing, Inc. where he developed a national franchise program and designed an award winning Internet site. Prior to SportsStar, Mr. Kroske was the President of DIAL ONE International, Inc., a national franchise company that operated in 21 states and 5 foreign countries before he sold it to Drackett Co., a division of Bristol-Meyers. Earlier Mr.
Kroske was the President of Century 21 Real Estate of Los Angeles, where he built this master franchise into 118 franchise offices in the Los Angeles area with over 2,200 sales people; the company was later sold to the parent company after conducting an initial public offering.

Commenting on the changes, Mr. Schick stated, "I would like to thank Mr. Sitra for his contributions and efforts at Anything Internet, and appreciate his stepping down for the greater good of the company and its shareholders. I am sorry to see Mr. Yost depart as well, but can sympathize with his other professional obligations that require his time and dedication. We wish both of them well in future endeavors."

"I look forward to working with our new Board of Directors and Mr. Kroske as we identify and recruit a capable, seasoned businessperson to fill the top leadership positions. For the interim we've brought in some experienced business professionals who will help us grow into a profitable operating company," added Mr. Schick.

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"I  realize the most pressing issue on the minds of our shareholders is what has caused our stock to plummet in recent weeks. The simple truth is we do not know. Despite his efforts, Mr. Sitra could not answer that question. What we do know is that we are working to develop a viable and profitable e-commerce company here. We are putting together a strong, experienced team who can deliver on that goal. Delivering on that goal will result in increased shareholder returns and more appropriate market valuations for our stockholders. Together with Mr. Stanley and Mr. Kroske, we anticipate things to turn around very quickly."

Anything Internet Corporation, headquartered in Colorado Springs, Colorado with a business-to-business sales and support office in Tampa, Florida, is a publicly held Internet e-commerce holding company. Through its wholly-owned subsidiaries, Anything Internet operates Internet storefronts AnythingPC.com, AnythingMAC.com, AnythingUNIX.com, anyCOFFEE.com, and AnythingBOOKS.com where it sells over 201,000 different computer hardware, software and peripheral products, more than 200 different specialty coffees and one of the largest selections of books, magazines and music available. Anything Internet's e-commerce enabling technologies provide its customers with exceptional product choices, superior pricing and delivery options, and easy-to-use search and purchase capabilities.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Anything Internet Corporation) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the high technology industry, plans for future expansion, various business development activities, planed capital expenditures, future funding sources, anticipated sales growth and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Anything Internet Corporation. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, changes in federal or state tax laws, and market competition factors. For a description of additional risks and uncertainties, please refer to Anything Internet's filings with the Securities and Exchange Commission.

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